PRESS RELEASE

PROPHASE LABS, INC. ANNOUNCES PRELIMINARY RESULTS OF ITS TENDER OFFER

DOYLESTOWN, PA — (Globe Newswire – December 19, 2017) — ProPhase Labs, Inc. (NASDAQ: PRPH, www.ProPhaseLabs.com), a diversified natural health medical science company (“ProPhase”), announced today the preliminary results of its tender offer to purchase up to 1,700,000 shares of its common stock at a price of $2.30 per share, which expired at midnight, New York City time, on December 18, 2017.

Based on the preliminary count by American Stock Transfer & Trust Company, the Depositary for the tender offer, an aggregate of 2,072,952 shares of common stock were properly tendered and not withdrawn, including 67,361 shares that were tendered through notice of guaranteed delivery.

In accordance with the terms and conditions of the tender offer and based on the preliminary count by the depositary, ProPhase expects to accept for payment 1,948,569 shares properly tendered and not withdrawn before the expiration date, at an aggregate cost of approximately $4,481,709 million, excluding fees and expenses relating to the tender offer. The shares of common stock expected to be purchased include 1,700,000 shares that the Company initially offered to purchase for approximately $3.9 million and 248,569 additional shares that the Company has elected to purchase for approximately $572,000 pursuant to its right to purchase up to an additional 2% of its outstanding shares without amending or extending the tender offer. The shares expected to be purchased represent approximately 15.0% of ProPhase’s common stock issued and outstanding as of December 18, 2017.

Because more than 1,700,000 shares of common stock have been properly tendered and not withdrawn, the offer is oversubscribed, and ProPhase expects only to accept for purchase, on a pro rata basis, approximately 94.0% of the shares validly tendered (assuming all shares tendered through guaranteed delivery procedures are delivered under the terms of the offer), based on the total number of shares reported to be tendered and not withdrawn prior to the expiration of the offer and accounting for “odd lot” priority and the conditional tender provisions of the offer. This preliminary proration factor is subject to change based on, among other things, the number of tendered shares which satisfy the guaranteed delivery procedures.

The proration factor is based on the assumption that all shares tendered through notice of guaranteed delivery will be delivered within the prescribed two trading day settlement period. The final proration factor will be announced following the expiration of the guaranteed delivery period and the completion by the depositary of the confirmation process. To the extent shares tendered through notice of guaranteed delivery are not delivered within the prescribed two trading day settlement period, the proration factor may differ from the preliminary amount indicated above. Payment for the shares accepted for purchase pursuant to the tender offer, and the return of all other shares tendered and not purchased, will occur promptly thereafter. As previously disclosed, ProPhase will fund the purchase of shares pursuant to the tender offer, including related fees and expenses, from its available excess cash on hand.

The Information Agent for the tender offer is MacKenzie Partners, Inc. For questions and information, please call the Information Agent toll free at 1-800-322-2885.

THIS PRESS RELEASE IS FOR INFORMATIONAL PURPOSES ONLY AND DOES NOT CONSTITUTE AN OFFER TO BUY OR THE SOLICITATION OF AN OFFER TO SELL SHARES OF PROPHASE LABS, INC. COMMON STOCK. THE TENDER OFFER WAS MADE ONLY PURSUANT TO THE OFFER TO PURCHASE, LETTER OF TRANSMITTAL AND RELATED MATERIALS THAT PROPHASE DISTRIBUTED TO ITS STOCKHOLDERS AND FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. STOCKHOLDERS AND INVESTORS SHOULD READ CAREFULLY THE OFFER TO PURCHASE, LETTER OF TRANSMITTAL AND RELATED MATERIALS BECAUSE THEY CONTAIN IMPORTANT INFORMATION, INCLUDING THE VARIOUS TERMS OF, AND CONDITIONS TO, THE TENDER OFFER. STOCKHOLDERS AND INVESTORS MAY OBTAIN A FREE COPY OF THE TENDER OFFER STATEMENT ON SCHEDULE TO, THE OFFER TO PURCHASE, LETTER OF TRANSMITTAL AND OTHER DOCUMENTS THAT PROPHASE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION AT THE COMMISSION’S WEBSITE AT WWW.SEC.GOV OR BY CALLING MACKENZIE PARTNERS, INC., THE INFORMATION AGENT FOR THE TENDER OFFER, TOLL-FREE AT 1-800-322-2885.

About ProPhase

ProPhase is a manufacturer, marketer and distributor of a diversified range of health care products and cold remedy products that are offered to the general public. We are also engaged in the research and development of potential over-the-counter (“OTC”) drug and natural base health products including supplements, personal care and cosmeceutical products, and intend to explore and evaluate opportunities outside of the consumer products industry. For more information visit us at www.ProPhaseLabs.com.

Forward-Looking Statements

All statements contained in this press release, other than statements of historical fact, are forward-looking statements. These statements speak only as of the date of this press release and are based on our current plans and expectations and involve risks and uncertainties that could cause actual future events or results to be different from those described in or implied by such forward-looking statements, including risks and uncertainties relating to changes in facts and circumstances and other uncertainties concerning the completion of the tender offer. Further information about these matters can be found in our Securities and Exchange Commission filings. Except as required by applicable law or regulation, we do not undertake any obligation to update our forward-looking statements to reflect future events or circumstances.

Investor Contact

Ted Karkus, Chairman and CEO

ProPhase Labs, Inc.

(267) 880-1111